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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:    Monroe Carell, Jr.
            Chairman
            (615) 297-4255

          WILLIAM J. VARESCHI, JR. TO JOIN CENTRAL PARKING CORPORATION
                  AS VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             ----------------------
                   MONROE J. CARELL, JR. TO SERVE AS CHAIRMAN

NASHVILLE, TENN. (MAR. 1, 2001) - Central Parking Corporation (NYSE:CPC) today announced that William J. Vareschi, Jr., age 58, is joining the Company as Vice Chairman and Chief Executive Officer effective March 26, 2001. Monroe J. Carell, Jr. who currently serves as Chief Executive Officer will continue to serve as Chairman. Vareschi's election as vice chairman will increase the number of directors to ten.

         Vareschi retired last year as President and Chief Executive Officer of GE Engine Services, a component of General Electric Company's Aircraft Engine business. He was selected to lead the aircraft engines' services initiative in 1996 following a highly successful career with General Electric that spanned 35 years. His responsibilities for the aircraft engine services segment encompassed leading an operation with more than 13,000 employees with revenues in excess of $5 billion annually.

         Monroe J. Carell, Jr., Chairman and Chief Executive Officer, commented, "My decision to relinquish the duties as chief executive officer marks a very significant personal move. In my continuing position as Chairman, I expect to have opportunities to contributing importantly to the ongoing progress of Central Parking Corporation, particularly in the areas of marketing and customer relationships. As we embarked on the strategy of leading the consolidation of the parking services industry, we knew that success would likely mean not only substantial growth but also the need to enhance our managerial structure. Over the past five years, the number of parking spaces we operate worldwide has more than tripled. Our employee base today totals approximately 20,000, up from less than half that number in 1996. The resources we now control offer us exciting potential, but we need more executive experience in guiding an organization of this size.

         "Bill Vareschi has demonstrated his talents to do just that. He developed a thorough growth strategy for GE's aircraft engine services business, and tripled its annual revenues during his tenure as President. Our Board of Directors has provided superb guidance in conducting a broad search for the individual who can direct our future growth while respecting the heritage that we have built of delivering consistently high customer service. We look forward to Bill's contributions to our future growth and progress."



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         William J. Vareschi, Jr., commented, "My decision to assume these responsibilities at Central Parking Corporation was based principally on the dynamic growth opportunity occurring in the parking services industry. Our success in the global aircraft engine services business was directly linked to offering a highly efficient operating infrastructure to customers who could realize immediate financial and service benefits from outsourcing this function. This same model has enabled Monroe Carell and his team to thrive in a competitive, entrepreneurial environment. One of my singular goals is to sustain this decentralized, spirited organization. We need to remain flexible and motivated to serve as the impetus for change in this industry. I am very excited about the future for Central Parking Corporation."

         Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking services. The Company operates approximately 4,400 parking facilities containing approximately 1.6 million spaces at locations in 40 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Germany, Mexico, Poland, Spain and Venezuela.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.


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